Exhibit 99.1

For Immediate Release

EnergySolutions Adds David Lockwood to Board

Salt Lake City, Utah — November 3, 2010 — EnergySolutions, Inc. (NYSE:ES) announced today that David Lockwood has been elected to its Board of Directors.  Mr. Lockwood is a founder and Managing Partner of ValueAct SmallCap.

Prior to founding ValueAct SmallCap in 2006, Mr. Lockwood was Chairman and CEO of Liberate Technologies, a provider of software to digital media companies.  Mr. Lockwood also previously served as Vice Chairman and CEO of Intertrust Technologies Corporation, a company that develops software for digital rights management and licenses intellectual property.

“We are very pleased that David Lockwood has agreed to serve on the EnergySolutions Board of Directors,” said Val Christensen, President and CEO.  “He brings unique experience and qualifications to the Board, including strong financial expertise and an extensive background in corporate governance.”

“I look forward to actively working with other members of the board and management team in the execution of the Company’s long-term plan,” said Lockwood. “ValueAct SmallCap traditionally takes long-term positions in a select number of companies that have unique assets, long-term growth potential and a management team focused on maximizing shareholder value. I am supportive of the management team and their strategic vision for profitably growing the Company.”

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, processing, recycling, and disposition of nuclear waste, and research and engineering services across the nuclear fuel cycle.  Statements in this news release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  For additional information please contact Mark Walker at 801-649-2194 or mwalker@energysolutions.com.

ValueAct Capital®, with offices in San Francisco and Boston and approximately $4.6 billion in investments, seeks to make active strategic-block value investments in a limited number of companies.  The Principals have demonstrated expertise in sourcing investments in companies they believe to be fundamentally undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. ValueAct SmallCap concentrates primarily on acquiring significant ownership stakes in publicly-traded small cap companies, and a select number of control investments, through both open-market purchases and negotiated transactions.